Exhibit 10.3

TAX RECEIVABLE AGREEMENT

by and between

IMPERIAL CAPITAL GROUP, INC.

and

ICGI HOLDINGS, LLC

Dated as of [—], 2010

TABLE OF CONTENTS

			Page

ARTICLE I	DEFINITIONS		- 2 -

SECTION	1.1.	Definitions	- 2 -

SECTION	1.2.	General	- 6 -

ARTICLE II	DETERMINATION OF REALIZED TAX BENEFIT OR REALIZED TAX DETRIMENT		- 7 -

SECTION	2.1.	Basis Adjustment Attributable to Original Sale	- 7 -

SECTION	2.2.	Original Sale Basis Schedule	- 7 -

SECTION	2.3.	Basis Adjustment With Respect to an Exchange	- 8 -

SECTION	2.4.	Exchange Basis Schedule	- 8 -

SECTION	2.5.	Tax Benefit Schedule	- 9 -

SECTION	2.6.	No Certainty of Tax Benefit	- 10 -

ARTICLE III	TAX BENEFIT PAYMENTS		- 11 -

SECTION	3.1.	Payments	- 11 -

SECTION	3.2.	No Duplicative Payment	- 12 -

ARTICLE IV	TERMINATION		- 12 -

SECTION	4.1.	Scheduled Termination Date	- 12 -

SECTION	4.2.	Early Termination	- 12 -

ARTICLE V	SUBORDINATION AND LATE PAYMENTS		- 13 -

SECTION	5.1.	Subordination	- 13 -

SECTION	5.2.	Late Payments by the Corporation	- 13 -

ARTICLE VI	ELECTION; CERTAIN TAX MATTERS; CONSISTENCY; COOPERATION		- 13 -

SECTION	6.1.	Election to be Filed	- 13 -

SECTION	6.2.	Certain Corporation Tax Matters	- 13 -

SECTION	6.3.	Consistency	- 14 -

SECTION	6.4.	Cooperation	- 14 -

ARTICLE VII	MISCELLANEOUS		- 14 -

SECTION	7.1.	Entire Agreement	- 14 -

SECTION	7.2.	Expenses	- 14 -

SECTION	7.3.	Notices	- 14 -

SECTION	7.4.	Reconciliation	- 15 -

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TABLE OF CONTENTS

(continued)

			Page

SECTION	7.5.	Withholding	- 15 -

SECTION	7.6.	Amendment, Modification or Waiver	- 16 -

SECTION	7.7.	No Third Party Beneficiaries	- 16 -

SECTION	7.8.	Successors’ Assignment	- 16 -

SECTION	7.9.	Counterparts	- 16 -

SECTION	7.10.	Specific Performance	- 16 -

SECTION	7.11.	Governing Law	- 16 -

SECTION	7.12.	Submission to Jurisdiction; Waivers	- 17 -

SECTION	7.13.	Interpretation	- 17 -

SECTION	7.14.	Severability	- 17 -

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TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”) is dated as of             , 2010, by and between Imperial Capital Group, Inc., a Delaware company (the “Corporation”), and ICGI Holdings, LLC, a Delaware limited liability company (“Holdings” and together with the Corporation, the “Parties” and each a “Party”).

RECITALS:

WHEREAS, the Corporation, Holdings and Imperial Capital Group, LLC, a Delaware limited liability company, are contemporaneously entering into a certain Exchange Agreement (the “Exchange Agreement”); and

WHEREAS, in connection with transactions contemplated by the Exchange Agreement, the members of Holdings will contribute their interests in Imperial Capital Group, LLC, the predecessor to Imperial Capital Group, L.P., a Delaware limited partnership (the “Limited Partnership”), to Holdings in exchange for membership interests in Holdings and will become members of Holdings (such contributors, the “Members”), which exchange will constitute a transaction for valuable consideration;

WHEREAS, pursuant to the Exchange Agreement, certain of the interests in the Limited Partnership (“LP Units”) will be sold by Holdings to the Corporation (the “Original Sale”) in exchange for cash and the right to certain payments equal to a portion of any tax benefits realized by the Corporation as the result of the sale; and

WHEREAS, interests in Holdings may be tendered over time by the Members for redemption by Holdings in exchange for Class A common stock of the Corporation (the “Class A Stock”), and, as necessary to obtain the Class A Stock required to give effect to such rights of redemption, Holdings has the right to exchange a corresponding number of LP Units with the Corporation for Class A Stock and a portion of any tax benefits realized by the Corporation with respect to the LP Units acquired as the result of such an exchange (an “Exchange”); and

WHEREAS, any tax benefits from the Original Sale or with respect to LP Units acquired as the result of an Exchange will result from the Limited Partnership’s having in effect an election under Section 754 of the Code (as defined herein) for the Taxable Year (as defined herein) in which the Original Sale occurs and thereafter, which election will result or will have resulted in an adjustment to the Corporation’s share of the tax basis of the assets owned by the Limited Partnership as of the date of the Original Sale or thereafter that underlie the LP Units acquired by the Corporation, with a consequent effect on the taxable income subsequently derived therefrom; and

WHEREAS, contemporaneous with the Original Sale, the Corporation will become the general partner of the Limited Partnership and, as such, will exercise control over the Limited Partnership, including of its business and affairs; and

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to any tax benefits to be derived by the Corporation as the result of the Original Sale and with respect to LP Units acquired as the result of the Exchanges as contemplated by the Exchange Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Advisory Firm” means an accounting or law firm that is nationally recognized as being expert in Covered Tax matters, as determined by the Audit Committee. The Audit Committee shall select the Advisory Firm.

“Advisory Firm Letter” means a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided by the Corporation to Holdings and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedule, notice or other information is delivered to Holdings.

“Agreed Rate” means LIBOR plus 200 basis points.

“Agreement” is defined in the preamble.

“Amended Tax Benefit Schedule” is defined in Section 2.5(b) of this Agreement.

“Actual Tax Liability” means the actual liability for Covered Taxes of the Corporation.

“Audit Committee” means the audit committee of the board of directors of the Corporation.

“Basis Adjustment” means the increase or decrease to the tax basis of, or the Corporation’s share of the tax basis of, the Limited Partnership’s assets (i) under Sections 734(b), 743(b) and 754 of the Code and the comparable sections of U.S. state and local income and franchise tax law as a result of the Original Sale, (ii) under Section 743(b) and 754 of the Code and the comparable sections of U.S. state and local income and franchise tax law at any time after the Original Sale Date with respect to LP Units acquired as a result of any Exchange and (iii) under Sections 743(b) and 754 as a result of any payments under this Agreement.

“Business Day” means any calendar day that is not a Saturday, Sunday or other calendar day on which banks are required or authorized to be closed in the City of New York.

“Class A Stock” is defined in the recitals.

“Code” means the Internal Revenue Code of 1986, as amended (or any successor U.S. federal income tax statute and the corresponding provisions thereof).

“Corporation” is defined in the preamble.

“Covered Taxable Year” means any Taxable Year of the Corporation ending after the Original Sale Date and on or before the Scheduled Termination Date or Early Termination Date, as applicable.

“Covered Tax” means any tax imposed under Subtitle A of the Code or any other provision of U.S. federal income tax law (including, without limitation, the taxes imposed by Sections 11, 55, 59A, and 1201(a) of the Code) and any U.S. state and local income or franchise tax.

“Determination” has the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state or local income or franchise tax law, as applicable.

“Early Termination Date” is the last day of the Taxable Year in which an Early Termination Notice is given.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” means, as of the date of an Early Termination Notice, a payment equal to the present value, discounted at the Termination Rate, of all Tax Benefit Payments that would be required to be paid by the Corporation to Holdings during the period from the date of the Early Termination Notice through the Scheduled Termination Date assuming the Valuation Assumptions are applied.

“Escrow Agent” is defined in Section 3.1(a).

“Escrow Agreement” is defined in Section 3.1(a).

“Exchange” is defined in the recitals.

“Exchange Agreement” is defined in the recitals.

“Exchange Assets” means the assets owned by the Limited Partnership as of an applicable Exchange Date (and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset).

“Exchange Basis Schedule” is defined in Section 2.4(a) of this Agreement.

“Exchange Date” means the date on which an Exchange is effected.

“Governmental Entity” means any U.S. federal, state or local government or any court of competent jurisdiction, administrative agency or commission or other domestic governmental authority or instrumentality.

“Holdings” is defined in the preamble.

“Holdings LLC Agreement” means the Limited Liability Company Agreement of Holdings dated as of             , 2010.

“Hypothetical Tax Basis” means, with respect to any asset at any time after the Original Sale Date, the tax basis that such asset would have at such time if no Basis Adjustment had been made.

“Hypothetical Tax Liability” means, with respect to any Covered Taxable Year, the liability for Covered Taxes of the Corporation using the same methods, elections, conventions and similar practices used on the actual Tax Returns of the Corporation, but using the Hypothetical Tax Basis instead of the actual tax basis of each relevant asset and excluding any deduction attributable to the Imputed Interest.

“Imputed Interest” and “Imputed Principal” mean the portion of a payment treated as interest or principal, as applicable, under Section 1272, 1274 or 483 or other provision of the Code and the similar section of the applicable U.S. state or local income or franchise tax law with respect to the Corporation’s payment obligations to Holdings under this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means, for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“Limited Partnership” is defined in the recitals.

“LP Units” is defined in the recitals.

“Members” is defined in the recitals.

“Original Assets” means the assets owned by the Limited Partnership as of the date of the Original Sale and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset.

“Original Sale” is defined in the recitals.

“Original Sale Basis Schedule” is defined in Section 2.2 of this Agreement.

“Original Sale Date” means the date on which the Original Sale is effected.

“Party” or “Parties” has the meaning assigned to such term in the preamble to this Agreement.

“Person” means and includes any individual, firm, corporation, partnership (including, without limitation, any limited, general or limited liability partnership), company, limited liability company, trust, joint venture, association, joint stock company, unincorporated organization or similar entity or Governmental Entity.

“Preliminary Termination Notice” is defined in Section 4.2(b) of this Agreement.

“Proceeding” means a suit, action or proceeding relating to this Agreement.

“Realized Tax Benefit” means, for a Covered Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability for such Covered Taxable Year, less the fees, charges and expenses of the Advisory Firm and the expert described in Section 7.2 related to this Agreement paid by the Corporation in the relevant Covered Taxable Year. If all or a portion of the Actual Tax Liability for Covered Taxes for the Covered Taxable Year arises as a result of an audit by a Taxing Authority of any Covered Taxable Year, such adjustment to the liability shall not be included in determining the Realized Tax Benefit or the Realized Tax Detriment unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Covered Taxable Year, the excess, if any, of the Actual Tax Liability of the Corporation over the Hypothetical Tax Liability for such Covered Taxable Year, plus the fees, charges and expenses of the Advisory Firm and the expert described in Section 7.2 related to this Agreement paid by the Corporation in the relevant Covered Taxable Year. If all or a portion of the Actual Tax Liability arises as a result of an audit by a Taxing Authority of any Covered Taxable Year, such adjustment to the liability shall not be included in determining the Realized Tax Benefit or Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Procedures” means those procedures set forth in Section 7.4 of this Agreement.

“Scheduled Termination Date” means the date on which this Agreement would terminate in the absence of an Early Termination Notice as provided in Section 4.1 of this Agreement.

“Senior Obligations” means principal, interest or other amounts due and payable in respect of any debt of the Corporation for borrowed funds.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.5(a) of this Agreement.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of U.S. state or local income or franchise tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made).

“Tax Return” means any return or filing required to be made by the Corporation with respect to Covered Taxes, including amended returns, for any Taxable Year with any Taxing Authority.

“Taxing Authority” means the IRS and any state or local Governmental Entity responsible for the administration of Covered Taxes.

“Termination Rate” means the Applicable Treasury Rate plus 300 basis points, where the “Applicable Treasury Rate” means a rate equal to the yield to maturity as of the date an Early Termination Notice is delivered of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519)) of ten years.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions of succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” means, as of any Valuation Date, the assumptions described in Schedule A to this Agreement.

“Valuation Date” means the date of an Early Termination Notice for purposes of determining an Early Termination Payment.

SECTION 1.2. General. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. When used herein:

(a) the word “or” is not exclusive;

(b) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(c) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(d) the word “person” means any individual, corporation, limited liability company, trust, joint venture, association, company, partnership or other legal entity or a Governmental Authority; and

(e) all section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

OR REALIZED TAX DETRIMENT

SECTION 2.1. Basis Adjustment Attributable to Original Sale. The Corporation and Holdings hereby acknowledge and agree that (i) Holdings will recognize gain on the Original Sale under Section 741 of the Code, and (ii) the Corporation’s share of the basis in the Original Assets shall be increased pursuant to Section 743(b) of the Code by reason of the election of the Limited Partnership pursuant to Section 754 of the Code by the excess of (A) the adjusted basis in the LP Units acquired by the Corporation in the Original Sale, adjusted to take into account the Imputed Principal of Tax Benefit Payments as made, over (B) the acquired LP Units’ proportionate share of the basis of the Original Assets on the Original Sale Date.

SECTION 2.2. Original Sale Basis Schedule.

(a) Generally. Within 10 calendar days after filing the United States federal income tax return for the taxable year which includes the Original Sale Date, the Corporation shall deliver (or cause the Limited Partnership to deliver) to Holdings a schedule (the “Original Sale Basis Schedule”) that shows, in reasonable detail, for U.S. federal income tax purposes, (i) the actual tax basis as of the Original Sale Date of the Original Assets, (ii) the Basis Adjustment with respect to the Original Assets as a result of the Original Sale and (iii) the period or periods, if any, over which the Original Assets are amortizable or depreciable for U.S. federal income tax purposes. At the time the Limited Partnership delivers the Original Sale Basis Schedule to Holdings, the Corporation shall (x) deliver (or cause the Limited Partnership to deliver) to Holdings schedules and work papers providing reasonable detail regarding the preparation of the Original Sale Basis Schedule and an Advisory Firm Letter supporting such Original Sale Basis Schedule and (y) allow Holdings reasonable access to the appropriate representatives at the Corporation, the Limited Partnership and the Advisory Firm in connection with its review of such schedule. The Original Sale Basis Schedule shall become final and binding on the parties unless Holdings, within 30 calendar days after receiving such Original Sale Basis Schedule, provides the Corporation with notice of a material objection to such Original Sale Basis Schedule made in good faith and in reasonable detail. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after such notice was delivered to the Corporation, the Corporation and Holdings shall employ the Reconciliation Procedures.

(b) Amendments to Original Sale Basis Schedule. The Original Sale Basis Schedule shall be amended from time to time by the Corporation with the consent of the Audit Committee to take account of the Imputed Principal of the Tax Benefit Payments attributable to the Original Sale, as made, and may be amended from time to time by the Corporation with the consent of the Audit Committee (i) in connection with a Determination or change in applicable law, (ii) to correct inaccuracies to the Original Sale Basis Schedule identified after the Original Sale Date as a result of the receipt of additional information relating to facts or circumstances on or prior to the Original Sale Date or (iii) to comply with the expert’s determination under the Reconciliation Procedures. At the time the Corporation delivers such amended Original Sale Basis Schedule to Holdings, it shall (x) deliver to Holdings schedules and work papers providing reasonable detail regarding the preparation of the amended Original Sale Basis Schedule and an Advisory Firm Letter supporting such amended Original Sale Basis Schedule and (y) allow Holdings reasonable access to the appropriate representatives at the Corporation, the Limited Partnership and the Advisory Firm in connection with its review of such schedule. The amended Original Sale Basis Schedule shall become final and binding on the parties unless Holdings, within 30 calendar days after receiving such amended Original Sale Basis Schedule, provides the Corporation with notice of a material objection to such amended Original Sale Basis Schedule made in good faith and in reasonable detail. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after such notice was delivered to the Corporation, the Corporation and Holdings shall employ the Reconciliation Procedures.

SECTION 2.3. Basis Adjustment With Respect to an Exchange. Pursuant to an Exchange, Holdings shall exchange a number of LP Units to the Corporation as necessary to provide Holdings with consideration to give effect to any redemption of interests of the Members in Holdings. The parties hereto acknowledge that (i) Holdings will recognize taxable gain or loss on the Exchange for U.S. federal income tax purposes under Section 741 of the Code, and (ii) the Corporation’s share of the basis in the Exchange Assets will be increased pursuant to Section 743(b) of the Code by reason of the election of the Limited Partnership pursuant to Section 754 of the Code by the excess, if any, of (A) adjusted basis in the LP Units acquired by the Corporation, adjusted to take into account the Imputed Principal of any Tax Benefit Payments as made by the Corporation with respect thereto, over (B) the Corporation’s proportionate share of the basis of the Exchange Assets immediately after the Exchange attributable to the LP Units exchanged. The Corporation and Holdings will treat such gain and basis adjustment as occurring entirely on the Exchange Date unless there is a Determination to the contrary.

SECTION 2.4. Exchange Basis Schedule.

(a) Generally. Within 10 calendar days after filing of its United States federal income tax return for the taxable year in which any Exchange has been effected, the Corporation shall deliver (or cause the Limited Partnership to deliver) to Holdings a schedule (the “Exchange Basis Schedule”) approved by the Audit Committee that shows, in reasonable detail, for U.S. federal income tax purposes, (i) the Hypothetical Tax Basis as of the first applicable Exchange Date in such Covered Taxable Year of the Exchange Assets, (ii) the actual tax basis as of the first applicable Exchange Date in such Covered Taxable Year of the Exchange Assets, (iii) the cumulative Basis Adjustment with respect to the Exchange Assets underlying the LP Units acquired by the Corporation as a result of the Exchanges effected in such Covered Taxable Year, calculated in the aggregate, and (iv) the period or periods, if any, over which the Exchange Assets are amortizable or depreciable. At the time the Corporation delivers (or causes the Limited Partnership to deliver) the Exchange Basis Schedule to Holdings, it shall (x) deliver (or cause the Limited Partnership to deliver) to Holdings schedules and work papers providing reasonable detail regarding the preparation of the Exchange Basis Schedule and an Advisory Firm Letter supporting such Exchange Basis Schedule and (y) allow Holdings reasonable access to the appropriate representatives at the Corporation, the Limited Partnership and the Advisory Firm in connection with its review of such schedule. The Exchange Basis Schedule shall become final and binding on the parties unless Holdings, within 30 calendar days after receiving such Exchange Basis Schedule, provides the Corporation with notice of a material objection to such Exchange Basis Schedule made in good faith and in reasonable detail. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after such notice was delivered to the Corporation, the Corporation and Holdings shall employ the Reconciliation Procedures.

(b) Amendments to Exchange Basis Schedule. The Exchange Basis Schedule shall be amended from time to time by the Corporation with the consent of the Audit Committee to take account of the Imputed Principal of the Tax Benefit Payments attributable to such Exchange, as made, and may be amended from time to time by the Corporation with the consent of the Audit Committee (i) in connection with a Determination or change in applicable law, (ii) to correct inaccuracies to the original Exchange Basis Schedule identified after the date of the Exchange as a result of the receipt of additional information or (iii) to comply with the expert’s determination under the Reconciliation Procedures. At the time the Corporation delivers such amended Exchange Basis Schedule to Holdings, it shall (x) deliver to Holdings schedules and work papers providing reasonable detail regarding the preparation of the amended Exchange Basis Schedule and an Advisory Firm Letter supporting such amended Exchange Basis Schedule and (y) allow Holdings reasonable access to the appropriate representatives at the Corporation, the Limited Partnership and the Advisory Firm in connection with its review of such schedule. The amended Exchange Basis Schedule shall become final and binding on the parties unless Holdings, within 30 calendar days after receiving such amended Exchange Basis Schedule, provides the Corporation with notice of a material objection to such amended Exchange Basis Schedule made in good faith and in reasonable detail. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after such notice was delivered to the Corporation, the Corporation and Holdings shall employ the Reconciliation Procedures.

SECTION 2.5. Tax Benefit Schedule.

(a) Generally. Within 10 calendar days after filing its U.S. federal income Tax Return for the relevant Covered Taxable Year, the Corporation shall provide to Holdings a schedule approved by the Audit Committee showing, in reasonable detail, the calculation of the Corporation’s Realized Tax Benefit or Realized Tax Detriment for such Covered Taxable Year (the “Tax Benefit Schedule”). At the time the Corporation delivers the Tax Benefit Schedule to Holdings it shall (i) deliver to Holdings schedules and work papers providing reasonable detail regarding the preparation of the Tax Benefit Schedule and an Advisory Firm Letter supporting such Tax Benefit Schedule and (ii) allow Holdings reasonable access to the appropriate representatives at the Corporation, the Limited Partnership and the Advisory Firm in connection with its review of such schedules. The Tax Benefit Schedule shall become final and binding on the parties unless Holdings, within 30 calendar days after receiving such Tax Benefit Schedule, provides the Corporation with notice of a material objection to such Tax Benefit Schedule made in good faith and in reasonable detail. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt thereof by the Corporation, the Corporation and Holdings shall employ the Reconciliation Procedures.

(b) Amendments to Tax Benefit Schedule. A Tax Benefit Schedule for any Covered Taxable Year may be amended from time to time by the Corporation with the consent of the Audit Committee (i) in connection with a Determination or change in applicable law affecting such Tax Benefit Schedule, (ii) to correct inaccuracies in the original Tax Benefit Schedule identified as a result of the receipt of additional factual information relating to a Covered Taxable Year after the date the Tax Benefit Schedule was provided to Holdings, (iii) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Covered Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Covered Taxable Year, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Covered Taxable Year attributable to an amended tax return filed for such Covered Taxable Year (provided, however, that such a change attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be taken into account on an Amended Tax Benefit Schedule unless and until there has been a Determination with respect to such change) or (v) to comply with the expert’s determination under the Reconciliation Procedures. At the time the Corporation delivers such an amended Tax Benefit Schedule pursuant to this Section 2.5(b) (an “Amended Tax Benefit Schedule”) to Holdings it shall (x) deliver to Holdings schedules and work papers providing reasonable detail regarding the preparation of the Amended Tax Benefit Schedule and an Advisory Firm Letter supporting such Amended Tax Benefit Schedule and (y) allow Holdings reasonable access to the appropriate representatives at the Corporation, the Limited Partnership and the Advisory Firm in connection with its review of such schedule. Such Amended Tax Benefit Schedule shall become final and binding on the parties unless Holdings, within 30 calendar days after receiving such Amended Tax Benefit Schedule, provides the Corporation with notice of a material objection to such Amended Tax Benefit Schedule made in good faith and in reasonable detail. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after such notice was delivered to the Corporation, the Corporation and Holdings shall employ the Reconciliation Procedures.

(c) Applicable Principles. The Realized Tax Benefit or Realized Tax Detriment for each Covered Taxable Year is intended to measure the decrease or increase in the actual Covered Tax liability of the Corporation for such Covered Taxable Year attributable to the Basis Adjustment and Imputed Interest, determined using a “with and without” methodology. For avoidance of doubt, the actual Covered Tax liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest under the Code based upon the characterization of the Tax Benefit Payment as additional consideration payable by the Corporation for the LP Units acquired in the Original Sale or an Exchange, as applicable. Carryovers or carrybacks of any Covered Tax item attributable to the Basis Adjustment and Imputed Interest (determined using such “with and without” methodology) shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Covered Tax item includes a portion that is attributable to the Basis Adjustment or Imputed Interest and another portion that is not, such portions shall be considered to be used in the order determined using such “with and without” methodology.

SECTION 2.6. No Certainty of Tax Benefit. Tax Benefit Payments will only be made based upon Realized Tax Benefits. The parties acknowledge that circumstances may exist where either no Basis Adjustment occurs or has occurred with respect to LP Units acquired as the result of an Exchange, no positive Basis Adjustment occurs or has occurred with respect to LP Units acquired as the result of an Exchange or no Tax Benefit is realized as the result of a positive Basis Adjustment with respect to LP Units acquired as the result of an Exchange.

ARTICLE III

TAX BENEFIT PAYMENTS

SECTION 3.1. Payments.

(a) Within three calendar days after the delivery of the Tax Benefit Schedule to Holdings for any Covered Taxable Year, the Corporation shall pay to Holdings an amount equal to the the Tax Benefit Payment (as defined below) for such Covered Taxable Year. Each Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account of Holdings previously designated by Holdings to the Corporation. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, estimated federal income tax payments.

(b) A “Tax Benefit Payment” shall equal 85% of the Corporation’s Realized Tax Benefit, if any, for a Covered Taxable Year,

increased by:

(1) interest calculated at the Agreed Rate from the due date (without extensions) for filing the Tax Return for such Covered Taxable Year); and

(2) 85% of the amount of the excess Realized Tax Benefit reflected on an Amended Tax Benefit Schedule for a previous Covered Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment) reflected on the Tax Benefit Schedule for such previous Covered Taxable Year, and decreased by:

(3) an amount equal to 85% of the Corporation’s Realized Tax Detriment (if any) for any previous Covered Taxable Year; and

(4) 85% of the amount of the excess Realized Tax Benefit reflected on the Tax Benefit Schedule for a previous Covered Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment) reflected on the Amended Tax Benefit Schedule for such previous Covered Taxable Year;

provided, however, that the amounts described in clauses 3.1(b)(2), (3) and (4) shall not be taken into account in determining a Tax Benefit Payment attributable to any Covered Taxable Year to the extent of such amounts taken into account in determining any Tax Benefit Payment in a preceding Covered Taxable Year.

(c) The adjustments made in the computation of the Tax Benefit Payment provided in paragraph (b) shall be the exclusive means of correcting the amount of any Tax Benefit Payment previously made. For avoidance of doubt, there shall be no other recourse against Holdings with respect to any overpayment.

SECTION 3.2. No Duplicative Payment. No duplicative payment of any amount (including interest) will be required under this Agreement.

ARTICLE IV

TERMINATION

SECTION 4.1. Scheduled Termination Date. This Agreement shall terminate effective upon the earlier of (i) the end of the Taxable Year that includes the 50th anniversary of the Original Sale Date, or (ii) the end of the Taxable Year that includes the 16th anniversary of the date upon which all rights of sale and exchange granted under the Exchange Agreement have terminated. Upon the Scheduled Termination Date, the Corporation shall have no further payment obligations under this Agreement, other than for (i) any Tax Benefit Payment agreed to by the Corporation and Holdings as due and payable but unpaid as of the Scheduled Termination Date and (ii) any Tax Benefit Payment with respect to the Covered Taxable Year ending with the Scheduled Termination Date.

SECTION 4.2. Early Termination.

(a) At any time after the 25th anniversary of the date of this Agreement, or earlier with the consent of Holdings, the Corporation may terminate this Agreement with the consent of the Audit Committee effective as of the Early Termination Date by paying to Holdings the Early Termination Payment as provided in paragraph (c) below. Upon payment of the Early Termination Payment by the Corporation, the Corporation shall have no further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment agreed to by the Corporation and Holdings as due and payable but unpaid as of the Early Termination Date and (ii) any Tax Benefit Payment due for the Covered Taxable Year ending with or including the Early Termination Date (except to the extent that the amount described in clause (i) or (ii) is included in the Early Termination Payment).

(b) If the Corporation intends to exercise its right of early termination, it shall first provide at least 60 days’ (but not more than 90 days’) prior written notice of its intention to exercise its termination rights with respect to this Agreement to Holdings (the “Preliminary Termination Notice”); and, for the next succeeding 30 days, Holdings shall have the right to exchange its LP Units in accordance with the Exchange Agreement. To exercise its right of early termination under Section 4.2(a) above, within 60 days following the requisite Preliminary Termination Notice to Holdings, the Corporation shall deliver to Holdings a notice (the “Early Termination Notice”) specifying the Corporation’s intention to exercise its right of termination and showing in reasonable detail the calculation of the Early Termination Payment. At the time the Corporation delivers the Early Termination Notice to Holdings, the Corporation shall (i) deliver to Holdings schedules and work papers providing reasonable detail regarding the calculation of the Early Termination Payment, in a manner consistent with the definition of such term and an Advisory Firm Letter supporting such calculation and (ii) allow Holdings reasonable access to the appropriate representatives at the Corporation, the Limited Partnership and the Advisory Firm in connection with its review of such calculation. The calculation contained in such Early Termination Notice shall become final and binding on the parties unless Holdings, within 30 calendar days after receiving such calculation, provides the Corporation with notice of a material objection to such calculation made in good faith and in reasonable detail. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such calculation within 30 calendar days after such notice of material objection, the Corporation, and Holdings shall employ the Reconciliation Procedures.

(c) Within forty-five (45) calendar days after the delivery to Holdings of the Early Termination Notice or ten (10) days after any amendment to the Early Termination Notice, the Corporation shall pay to Holdings an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by Holdings.

(d) For the avoidance of doubt, Holdings shall not be entitled to cause an early termination of this Agreement.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

SECTION 5.1. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to Holdings under this Agreement shall rank subordinate and junior in right of payment to any Senior Obligations and shall rank pari passu with all current or future unsecured obligations of the Corporation that are not Senior Obligations.

SECTION 5.2. Late Payments by the Corporation. The amount of all or any portion of a payment not made to Holdings when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Agreed Rate and commencing from the date on which such payment was due and payable.

ARTICLE VI

ELECTION; CERTAIN TAX MATTERS;

CONSISTENCY; COOPERATION

SECTION 6.1. Election to be Filed. As general partner of the Limited Partnership, the Corporation shall cause the Limited Partnership to file an election under Section 754 of the Code commencing with its Taxable Year in which the Original Sale occurs.

SECTION 6.2. Certain Corporation Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all matters concerning Covered Taxes of the Corporation and the Limited Partnership, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Covered Taxes. Notwithstanding the foregoing, the Corporation shall notify Holdings of, and keep Holdings reasonably informed with respect to, and Holdings shall have the right to participate in and monitor (but, for the avoidance of doubt, not to control) the portion of any audit of the Corporation by a Taxing Authority the outcome of which is reasonably expected to affect Holdings’ rights under this Agreement. The Corporation shall provide to Holdings reasonable opportunity to provide information and other input to the Corporation and its advisors concerning the conduct of any such portion of such audits. The Corporation shall not settle or otherwise resolve any audit or other challenge by a Taxing Authority relating to the Basis Adjustment or the deduction of Imputed Interest without the consent of the Audit Committee and Holdings, which consent Holdings shall not unreasonably withhold, condition or delay.

SECTION 6.3. Consistency. Unless there is a Determination or change of law to the contrary, the Corporation and Holdings, on their own behalf and on behalf of each of their affiliates (including the Members of Holdings in accordance with the Holdings LLC Agreement), agree to report and cause to be reported for all U.S. purposes, including for purposes of all Covered Taxes and U.S. financial reporting purposes, all items related to Covered Taxes and this Agreement (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any schedule, letter or certificate required to be provided by or on behalf of the Corporation under this Agreement. In the event that an Advisory Firm is replaced with another firm acceptable to the Audit Committee, such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with the procedures and methodologies of the previous Advisory Firm, unless otherwise required by law or unless the Corporation, the Audit Committee and Holdings agree to the use of other procedures and methodologies.

SECTION 6.4. Cooperation. Holdings shall (and shall cause its affiliates to) (i) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (ii) make its employees available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representative may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. Entire Agreement. This Agreement shall constitute the entire agreement among the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

SECTION 7.2. Expenses. Except as expressly set forth in this Agreement, all third party fees, costs and expenses paid or incurred in connection with the transactions contemplated by this Agreement will be paid by the Party incurring such fees, costs or expenses.

SECTION 7.3. Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a Party may designate by notice to the other Parties):

If to the Corporation:

Imperial Capital Group, Inc.

2000 Avenue of the Stars

9th Floor, South Tower

Los Angeles, California 90067

Attention: Jason Reese

Fax: (310) 777-3029

with a copy to:

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Fax: (212) 698-3599

Attention: Charles I. Weissman, Esq.

If to Holdings:

ICGI Holdings, LLC

2000 Avenue of the Stars

9th Floor, South Tower

Los Angeles, California 90067

Attention: Jason Reese

Fax: (310) 777-3029

SECTION 7.4. Reconciliation. In the event that the Corporation and Holdings are unable to resolve a disagreement within the relevant period designated in this Agreement, the matter shall be submitted for determination to a nationally recognized expert in the particular area of disagreement employed by a nationally recognized accounting firm or a law firm (other than the Advisory Firm), which expert is mutually acceptable to both parties and the Audit Committee. If the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The determinations of the expert pursuant to this Section 7.4 shall be binding on the Corporation, the Limited Partnership and Holdings absent manifest error.

SECTION 7.5. Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Holdings. Each Party will cooperate to minimize withholding obligations, if any, with respect to payments required hereunder.

SECTION 7.6. Amendment, Modification or Waiver. This Agreement may be amended, modified, waived or supplemented, in whole or in part, only by a written agreement signed by each of the Corporation and Holdings and approved by the Audit Committee. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. The waiver by such Parties of any breach of this Agreement shall not be construed as a waiver of any subsequent breach.

SECTION 7.7. No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not intended to confer upon any other persons any rights or remedies hereunder.

SECTION 7.8. Successors’ Assignment. Holdings may assign its rights to Tax Benefit Payments pursuant to this Agreement to any of the Members without the consent of the Corporation and the Audit Committee. Any other proposed assignment of rights to Tax Benefit Payments hereunder shall be subject to the prior written consent of the Corporation and the Audit Committee, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Holdings may pledge some or all of its rights, interests or entitlements under this Agreement to any U.S. money center bank in connection with a bona fide loan or other indebtedness. The Corporation may not assign any of its rights, interests or entitlements under this Agreement without the consent of Holdings, not to be unreasonably withheld or delayed. Subject to each of the three immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns including any acquirer of all or substantially all of the assets of the Corporation.

SECTION 7.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 7.10. Specific Performance. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled by law or equity.

SECTION 7.11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than the laws regarding choice of laws and conflicts of laws that would apply the substantive laws of any other jurisdiction) as to all matters, including matters of validity, construction, effect, performance and remedies.

SECTION 7.12. Submission to Jurisdiction; Waivers. With respect to any Proceeding, each Party irrevocably (i) consents and submits to the exclusive jurisdiction of the courts of the State of Delaware and any court of the U.S. located in the State of Delaware; (ii) waives any objection which such Party may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have jurisdiction over such Party; (iii) consents to the service of process at the address set forth for notices in Section 7.1 herein; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable law; and (iv) waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Proceeding.

SECTION 7.13. Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

SECTION 7.14. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, the Corporation and Holdings have duly executed this Agreement as of the date first written above.

IMPERIAL CAPITAL GROUP, INC.

By
	Name:	Jason Reese
	Title:	Chief Executive Officer

Address:	2000 Avenue of the Stars
9th Floor, South Tower
Los Angeles, California 90067

ICGI HOLDINGS, LLC

By
	Name:	Jason Reese
	Title:	Member of the Executive Committee

Address:	2000 Avenue of the Stars
9th Floor, South Tower
Los Angeles, California 90067

Signature Page to Tax Receivable Agreement

SCHEDULE A

VALUATION ASSUMPTIONS

(i) There will be no further Exchanges from and after the Early Termination Notice.

(ii) There will be no change in the applicable rates of Covered Taxes throughout the relevant period, except to the extent such changes have already been enacted into law.

(iii) All taxable income of the Corporation will be subject to the maximum applicable rates for Covered Taxes throughout the relevant period.

(iv) The Corporation will have income that exceeds the amount of any increase in deductions that may be derived from the Basis Adjustment and Imputed Interest throughout the relevant period for purposes of all Covered Taxes.